Exhibit 99.1

Accelerate Diagnostics Files for Chapter 11 Protection and Agrees to Terms to Sell Substantially All Assets

TUCSON, Ariz., May 8, 2025 -- Accelerate Diagnostics, Inc. (Nasdaq: AXDX) (“Accelerate” or the Company”) today announced that it has voluntarily initiated a Chapter 11 restructuring proceeding in the United States Bankruptcy Court for the District of Delaware (“Bankruptcy Court”) and will seek to sell its assets through a court supervised sale process.

Accelerate has filed various “first day” motions with the Bankruptcy Court requesting customary relief that will enable the Company to transition into Chapter 11 without material disruption to their ordinary course operations, including seeking authority to obtain debtor-in-possession (“DIP”) financing and pay employee wages and benefits.

DIP Financing

To provide necessary funding during the Chapter 11 proceeding, Accelerate has received a commitment of up to $12.5 million in a multi-draw DIP financing facility. Upon approval by the Bankruptcy Court, the DIP financing is expected to provide Accelerate with the necessary liquidity to operate in the normal course and meet obligations to its employees, vendors and customers throughout the Chapter 11 proceeding while executing on the sale process.

Sale Process

Prior to the Chapter 11 filing, and subject to Bankruptcy Court approval, the Company agreed to terms with Indaba Capital Management (“Indaba”) – a majority holder of the Company’s prepetition secured notes -- to acquire substantially all the assets of the Company. The purchase price of Indaba’s “stalking horse” bid includes (i) a credit bid of $36.9 million of Indaba’s existing secured notes and DIP financing facility, (ii) certain assumed liabilities, and (iii) excluded cash sufficient to wind-down the Company following sale closing. The transaction is part of a sale process under Section 363 of the Bankruptcy Code that will be subject to compliance with agreed upon and Bankruptcy Court-approved bidding procedures allowing for the submission of higher or otherwise better offers, and other agreed-upon conditions. In addition, the transaction is subject to customary closing conditions. In accordance with the sale process, notice of the proposed sale to Indaba will be given to third parties and competing bids will be solicited. The Company will manage the bidding process and evaluate any bids received, in consultation with its advisors and as overseen by the Bankruptcy Court. In the event additional qualified bids are received, the Company will conduct an auction for the sale of its assets. If no other qualified bids are received, Indaba will be deemed the successful bidder.

Accelerate is represented by Fried, Frank, Harris, Shriver & Jacobson LLP as counsel, Solic Capital as financial advisor and Perella Weinberg Partners L.P. as restructuring investment banker.

Additional information about the Chapter 11 case, including access to Bankruptcy Court documents, is available online at https://cases.stretto.com/AccelerateDiagnostics.